Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

October 3, 2002

Xcel Energy awaits equity ratio waiver from SEC
Third quarter NRG write-downs anticipated

MINNEAPOLIS — Xcel Energy (NYSE: XEL) said it is awaiting a temporary waiver from the Securities and Exchange Commission requirement that the company’s common equity is at least 30 percent of its total consolidated capitalization, including short-term debt.

Under the Public Utility Holding Company Act of 1935, compliance with the 30 percent common equity test is a condition to engage in financing transactions by Xcel Energy at the parent company level. On June 30, 2002, the ratio stood at 31%. The company filed a request for a waiver from the SEC to reduce the requirement to 24 percent through June 2003.

NRG Energy, Xcel Energy’s wholly owned subsidiary, is restructuring and pursuing sales of its power plants. NRG also is considering write-downs or abandonment of various projects.

“Final decisions have not been made; however, these charges, if taken for the third quarter, would reduce Xcel Energy’s equity ratio below the 30 percent level,” said Dick Kelly, Xcel Energy’s chief financial officer.

“We anticipate no financing at the Xcel Energy level prior to the planned renewal of Xcel Energy’s $400 million credit line in November and have adequate liquidity at the holding company, which holds approximately $250 million in cash,” said Kelly. The company anticipates receipt of the waiver in the next several weeks.

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Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 12 Western and Midwestern states. Formed by the merger of Denver-based New Century Energies and Minneapolis-based Northern States Power Co., Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

NRG Energy, a wholly owned and unregulated subsidiary of Xcel Energy, develops and operates power generating facilities. NRG’s operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

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This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include the statement regarding the 2002 earnings target and other statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the integration of NRG into Xcel Energy; the realization of expectations regarding the NRG financial improvement plan and the other risk factors listed from time to time by Xcel Energy and NRG Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

CONTACT:
Xcel Energy Inc., Minneapolis
Investor Relations:
R J Kolkmann, 612/215-4559
P A Johnson, 612/215-4535

News media inquiries:
Xcel Energy media relations, 612/215-5300
Xcel Energy Internet Address:
http://www.xcelenergy.com

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